Exhibit 4.9

Beijing Haidian Xinhua Agricultural Industrial

& Commercial Co.

and

Vimicro Corporation

AGREEMENT

on Cooperation for the Project of Vimicro Tower

AGREEMENT

THIS AGREEMENT is made on December 22, 2006

BETWEEN:

Party A: Beijing Haidian Xinhua Agricultural Industrial & Commercial Co.

Legal representative: Gao Xiaoyi

Registered office: F2 Huayuan Road, Haidian District, Beijing

Tel: 6201 0812

Fax: 6202 5486; and

Party B: Vimicro Corporation

Legal Representative: Deng Zhonghan

Registered office: No. 35, Xueyuan Road, Haidian District, Beijing

Tel: 6894 8888

Fax: 6894 4075.

Whereas Party A and Party B have agreed to cooperate in the construction of Vimicro Tower (temporary name) (“the Project”), now it is hereby agreed as follows:

1. Location of the Project

The Project is to be located in northwest of intersection of Jingchang Highway and North 4th Ring Middle Road (Jianxiang Overpass), Haidian District, Beijing.

2. Nature, Scale of and Total Investment for the Project

The Project will contain Party B’s self-built R&D building and related public facilities, and occupy an area of 17,300 square meters, with an construction area of 11,000 square meters and a total floor area of 62,000 square meters, in which, the total aboveground area will be 42,000 square meters and the total underground area 20,000 square meters. The total investment for the Project will be 240 million RMB yuan.

(The abovementioned purpose and numbers are subject to the final approval of the authorities concerned.)

3. Cooperation

3.1. Party A shall provide land for the use of the Project, which includes a plot for the purpose of ancillary commercial facilities on which Party A’s former cooperative partner was to construct such facilities and deliver them to Party A as a compensation (2,920 square meters, see Annex 1), and the plot A immediately next to the cuneiform greenbelt along Jingchang Highway (5,300 square meters, see Annex 2). The land requisition and relocation shall be carried out in the name of Party B. The procedures for assignment of land-use right shall be handled for the Project as one for R&D office or industrial use (subject to the approval of the government), and the Project shall be submitted for government approval as Party B’s self-built R&D building. Party A shall assist Party B in applying for construction permits.

3.2. Party B shall be responsible for all funds required for the construction of and pay all taxes and fees relating to the Project.

3.3. It is agreed that the expenses of land requisition, demolition and resettlement payable by Party B to Party A shall be paid by Party B by allocating certain area of the Project to Party A.

4. Allocation of Area of the Project

4.1. It is agreed that both aboveground and underground areas of the Project shall be divided based on the longitudinal axis in the ratio of 3.5 : 6.5. Party A shall have 35% and Party B 65%. The parties shall make the division within 10 working days from the approval of the amplified preliminary design drawing. The Parties shall make adjustment through consultation in the case of any error in the allocation.

The allocation of the Project shall be made according to the principle of making Party B’ the main user, maintaining the integrity of the elevation of the building and guaranteeing convenience in the management and use of the same, and the principle of relative independence in each party’s use of the building.

4.2. The Project shall be designed and constructed according to the principle of guaranteeing Party B the main user. That is to say, the Project shall be designed in a manner that it may be used either jointly or independently.

4.3. The Project shall be designed and constructed according to the relevant national standards and norms and the standards agreed upon by the parties. The exterior decoration and fitting-up of the public parts or spaces shall be unified and be complete and ready for use. The interior of the part allocated to Party A shall be with preliminary fitting-up, with water, power and gas supplies and toilet, elevator and firefight facilities being complete and ready for use, provided that it should be possible for Party A to independently measure its water, power and gas consumption.

4.4. After the completion of the Project, the final acceptance procedures shall be handled and certificates of title obtained according to the relevant laws and regulations, and the transfer procedures shall be handled for area allocated to Party A. Party A need not pay Party B any price for such transfer, provided that Party A shall pay taxes and duties that should be paid by a transferee according the relevant laws, regulations or policies of the state or Beijing Municipality.

It is agreed that if Party B obtains a state-owned land use certificate for the two plots for the Project before June 30, 2007, it shall complete the completion submission-for-the-record procedures for the Project before June 30, 2009, unless the Project is delayed for any reason not attributable to Party B. Party B shall deliver to Party A the part of the Project allocated to the latter within three months and go through necessary procedures so that Party A will obtain title certificates for such part within 18 months after the completion of the Project.

4.5. It is agreed that the parties shall jointly choose a property management company with a good reputation to manage the Project. The Parties shall bear the property management fees and other taxes and charges according to their respective areas of the property.

4.6. To avoid being adversely affected by the 2008 Olympic Games, the parties shall be cooperative and try to have the land requisition and the early-stage preparation work completed by the end of March 2007, the construction carried out from 2007 to 2008 and the decoration and fitting-up completed and ready for use in 2009.

5. Rights and Obligations of the Parties

5.1. Rights and Obligations of Party A

5.1.1. Party A shall provide the relevant land documents relating to the Project and support Party B in going through required examination and approval procedures, and in cadastral survey, sunlight analysis, project completion submission for the record and obtaining title certificates.

Party A shall resolve by itself the problems relating to its former cooperation with its former cooperative partner (relevant certification is required for such resolution), provide relevant documents to the government as required, and assist Party B in going through the procedures for the consolidated assignment of the right to use the plots under Annexes 1 and 2.

5.1.2. Party A shall be responsible for the demolition and removing of the structures and objects on and leveling of the land for the construction of the Project and the authorized requisitioned land concerned and, within 45 days from Party B’s obtaining project planning recommendations, deliver to Party B the land for the Project in the conditions of “three supplies and one leveling”.

5.1.3. Party A shall assist Party B in coordinating the relations with the residents in the place of the Project and in eliminating any obstacle from any third party against the construction of the Project.

5.1.4. Party A has the right to make acceptance check and acquire the part of the Project as agreed and shall pay relevant taxes, charges and property management fees as agreed.

5.1.5. Party A shall allow Party B to use during the construction period of the Project the existing water and power supply facilities on the land for the Project. The expenses for such supplies occurring in the construction period shall be borne by Party B.

5.2. Rights and Obligations of Party B

5.2.1. As an independent subject of the Project, Party B has the right to precede the name of the Project with its own name and the right to use the external walls and roofing of the Project.

5.2.2. Party B shall be responsible for obtaining all approvals and all funds and expenses required for the Project. If the state-owned land use certificate is obtained before June 30, 2007, Party B shall complete the Project completion submission-for-the-record procedures by the end of June 2009, unless the Project is delayed for any reason not attributable to Party B.

5.2.3. Party B shall construct the Project according to the standards provided for in Clause 4.3 and be responsible for the design of the Project (Party B shall seek Party A’s comments on the plane layout, purposes and functions of the part allocated to Party A, so as to optimize the design) and the selection of the constructing company and the construction supervision for the Project and responsible for completing the construction of the Project.

5.2.4. Party B shall inform Party A in writing of the schedule for the construction of the Project in a timely manner, so that Party A may give timely and necessary support.

5.2.5. If the unified planning, land requisition and demolition procedures have been completed and Party B has obtained the state-owned land use certificate by the end of June 2007, Party B shall go through the project completion submission-for-the-record procedures by the end of June 2009, and make the initial registration and title transfer with the cooperation of Party A as agreed.

5.2.6. If during the period from the delivery to Party A of the part of the Project allocated to it to Party A’s obtaining the title certificate, Party A needs any relevant certification, which should be provided by Party B, to use the part allocated to Party A, Party B shall provide such certification in a timely manner.

5.2.7. Party B shall go through necessary procedures as agreed so that Party A will obtain title certificates for the part of the Project allocated to Party A. Taxes and duties that should be paid by a transferee according the relevant laws, regulations or policies of the state or Beijing Municipality shall be borne by Party A.

5.2.8. Party B should not transfer, create any mortgage on or provide otherwise for any third party’s use any of the part of the Project allocated to Party A.

6. Liabilities

6.1. No party shall bear any liabilities for breach of contract in the case of nonperformance due to force majeure.

6.2. In the case of nonperformance or delay in performance due to the implementation of any policy or administrative order of the state during the performance of this Agreement, the performance may be resumed after the elimination of the cause of the delay, or the Agreement may be terminated through consultation, and no party shall bear any liability therefor.

6.3. If any party fails to perform any of its obligations hereunder without justification and refuses to make corrections after the non-defaulting party has given notice to that effect, the defaulting party shall be liable for damages thus incurred by the non-defaulting party.

6.4. In the case of any delay in delivering the part of the Project allocated to Party A due to any reason attributable to Party B, Party B shall be liable for damages thus incurred by Party A. The damages shall be determined by referring to the rents of comparable office buildings and ancillary facilities under the same conditions.

6.5. If Party B fails to go through procedures within the agreed period to make Party A obtain title certificates for the part of the Project allocated to Party A, Party B shall be liable for damages thus incurred by Party A.

6.6. If Party A fails to perform any of its obligations hereunder without justification and refuses to make corrections after Party B has given notice to that effect, Party A shall be liable for damages thus incurred by Party B. The damages shall be determined by referring to the rents of comparable office buildings and ancillary facilities under the same conditions.

7. Modification and Termination of the Agreement

7.1. This Agreement may not be modified except by written agreement duly executed by the parties.

7.2. After the Agreement has come into force, if any party fails to perform any of its obligations hereunder and fails to make corrections within a reasonable period (a month) after notice, or if the Agreement cannot be performed due to any party’s default, the non-defaulting party may terminate the Agreement according the relevant laws and regulations, and the defaulting party shall be liable for damages thus incurred by the non-defaulting party.

7.3. If any part or the whole of the Agreement cannot be performed due to force majeure or any government prohibition, such part or the whole of the Agreement shall be automatically terminated, and no party shall be liable for such termination.

8. Settlement of Disputes

8.1. If any part of the Agreement cannot be performed due to any reason not attributable to any party, the problems concerned shall be resolved by the parties through consultation.

8.2. In the case of any dispute arising from or in connection with this Agreement, the parties shall settle the dispute through consultation. If the dispute cannot be resolved through consultation, either party may institute legal proceedings in the people’s court in the place of the Project.

9. Miscellaneous

9.1. Matters not covered herein shall be decided by the parties through supplementary agreements. Such supplementary agreements and this Agreement shall have the same legal force.

9.2. This Agreement shall come into force on the date on which it is signed and sealed by the duly authorized representatives of both parties.

9.3. This Agreement shall be in Octuplicate, which have the same legal force. Each party shall hold four of them.

Annexes:

Annex 1: Contract for Assignment of the Right to Use the Plot for Commercial Purpose and the Plot Plan

Annex 2: Plot Plan in the Approval for the Use of Plot A Immediately Next to the Cuneiform Greenbelt along Jingchang Highway

IN WITNESS whereof this Agreement has been duly executed on the date first above written.

Signed by	)
for and on behalf of	)
Beijing Haidian Xinhua Agricultural Industrial & Commercial Co.	)

Signed by	)
for and on behalf of	)

Vimicro Corporation	)

Annex 1:

Contract for Assignment of the Right to Use

the Plot for Commercial Purpose and the Plot Plan

Contract for Granting of the User of State-owned Land

Beijing Municipal Administration of State Land, Resources and Housing

Parties to the Contract:

The Grantor: Beijing Municipal Administration of State Land, Resources and Housing

Legal address: No. 1 Nanwanzi Hutong, Nanheyan Avenue, Dongcheng District, Beijing

Postal address: No. 1 Nanwanzi Hutong, Nanheyan Avenue, Dongcheng District, Beijing

Postal code: 100006

Legal representative: Miao Leru

Title: Director

The Grantee: Beijing Economic Development & Investment Corporation

Legal address: 15th Floor, Office Building of Jade Palace Hotel, No. 76 Zhichun Road, Haidian District

Postal address: 15th Floor, Office Building of Jade Palace Hotel, No. 76 Zhichun Road, Haidian District

Postal code: 100086

Legal representative: Zhang Shuhui

Title: General Manager

Chapter I General Provisions

1.	With a view to defining the rights and obligations of the Grantor and Grantee, this Contract is entered into by and between the two parties in accordance with the Land Administration Law of the People’s Republic of China (“Land Administration Law”), Law of the People’s Republic of China on Urban Real Estate Administration (“Real Estate Administration Law”), Interim Regulations of the People’s Republic of China Concerning the Granting and Transfer of the Right to the Use of the State-owned Land in Urban Areas (“Interim Regulations”), Measures of Beijing Municipality for Implementing the Interim Regulations of the People’s Republic of China Concerning the Granting and Transfer of the Right to the Use of the State-owned Land in Urban Areas (“Implementing Measures”), and other relevant laws, regulations and rules of the state and Beijing Municipality, and in line with the principles of equality, voluntariness and compensation.

2.	The plot of land under this Contract is owned by the People’s Republic of China. The state and government have the lawfully conferred judicial jurisdiction, administrative power, other powers that shall be exercised by the state according to the relevant laws, regulations and rules of the Peoples’ Republic of China, and rights and interests that may be necessary for the public interest over and in the plot. No resources, buried or hidden object, or municipal public facilities under or on the plot are transferred under this Contract.

Chapter II Manner for Granting the User of the Plot

3.	Manner for granting: agreement

Chapter III Conditions of the Parcel of Land

4.	Location of the parcel of land: F Jianxiang Sector, Wohuqiao, Haidian District.

5.	Type of the parcel of land: independent parcel of land.

6.	The area of the parcel of land is 2920 sqms. For its four boundaries, see the map attached hereto. The total planned building area for the parcel of land is 4902.42 sqms, of which, the planned aboveground building area is 4093.83 sqms, and the planned underground building area is 808.59 sqms. The exact areas shall be subject to possible adjustment based on the survey to be made by the authorities for state land, resources and housing administration after the completion of the project. The attached map has been confirmed by the Grantor and Grantee.

7.	Planned purpose of the plot: Accessory facilities.

8.	Term of the land user: forty years from the date on which this Contract is signed.

Chapter IV Land Expenses and Terms of Payment

9.	The price for the plot (undeveloped land) hereunder includes charge for land user and infrastructure fee. The unit prices for the granting of the user of the parcel of land are 870 yuan per sqm for the aboveground area and 290 yuan per sqm for the underground area, which are floor land gross prices, and the total price is ¥3796123.

10.	Terms of payment:

The Grantee shall, on the date on which this Contract is signed, pay the Grantor 15% of the total price, i.e. ¥569418 as a performance bond, which may be treated as part of the total price.

The remaining price, ¥3226705, shall be paid within 180 days from the date on which the Contract is signed. From the 61st to 180th day from the date on which the Contract is signed, the Grantee shall also pay a loan service fee for the unpaid amount at a monthly rate of 0.2%.

11.	The Grantee shall make the payments by transferring money to the bank account designated by the Grantor or by check.

Account bank of the Grantor: Bank of Communication Beijing Branch Dongdan Sub-branch

Account name: Beijing Municipal Administration of State Land, Resources and Housing
RMB account number: 06019401 2015050055

Account bank of the Grantee: Construction Bank Haidian Sub-branch
Account name: Beijing Economic Development and Investment Corporation
RMB account number: 6510005022610044967

Any change to the RMB account of the Grantor shall be notified to the Grantee within 10 days after the change; the Grantee shall not be liable for any delay in payment caused by failure of the Grantor to give such notice.

12.	In addition to the land price hereunder, the Grantee shall also pay relevant taxes and fees according to law.

Chapter V Land User and Changes Thereto

13.	Within 30 days after the Grantee’s payment of ¥1518449, at the request of the Grantee, the Grantor may issue to the Grantee an interim State-owned Land User Certificate.

14.	The Grantor shall, within 30 days after the Grantee has paid the total price, issue to the Grantee a State-owned Land User Certificate.

15.	After lawfully acquiring the state-owned land user and during the term of the land user, the Grantee may transfer (sell, exchange or donate), lease, mortgage or otherwise use the user according to law.

16.	In the case of transfer by the Grantee of the buildings and other attachments on the plot, the land user, as well as the Grantee’s rights and obligations hereunder shall also be transferred, and the term of the land user for the transferee shall be that fixed herein minus the period already used by the Grantee. The Grantee shall, within 60 days after the transfer contract has been signed, go through land user, building and other attachment transfer registration formalities with the authorities for state land, resources and housing administration.

17.	If the Grantee is to transfer the land user, the following conditions must be met:

(1)	The Grantee shall have paid in full the total price hereunder and obtained a State-owned Land User Certificate;

(2)	The plot shall be developed and utilized according to the terms and conditions in this Contract; in the case of housing construction project, the investment for the development and construction shall not be less than 25% of the total amount (not including land price) of the project; in the case of tract development, the plot must meet the conditions of land for industrial or other purposes.

18.	In the case of lease or mortgage of its real estate and land user, the Grantee shall enter into a written agreement therefor. Such agreement may not violate any relevant provisions of this Contract. The Grantee shall, within 30 days after the agreement has been signed, go through the registration formalities accordingly with the authorities for state land, resources and housing administration; the Grantee shall nevertheless perform this Contract after such lease or mortgage agreement has been signed.

Chapter VI Time Limits for Investment and Development

19.	The Grantee shall commence the construction in accordance with the approved planning design drawings and construction design drawings within 180 days after the date on which this Contract is signed, and complete the construction of at least 1225 sqms before November 30, 2003.

20.	The Grantee shall complete its construction before June 30, 2004. If it is unable to commence or complete the construction within the abovementioned time limits due to the special conditions, complications or large scale of the project, the Grantee may apply to the Grantor for a postponement of the commencement or completion of the construction, provided that the period of postponement shall not exceed 360 days.

21.	If the Grantee fails to commence the construction one year after the time limit hereunder, it shall pay the Grantor an idle land fee equal to 20% of the charge for land user; and if the Grantee fails to commence the construction two years after the time limit hereunder, the Grantor shall regain the land user without compensation, unless the delay is caused by any force majeure event, any act of the government or government agencies or any preliminary work required for the commencement of the construction.

Chapter VII Requirements for Urban Planning and Municipal Infrastructure

22.	The Grantee shall use the plot in accordance with the land use and planning requirements set forth in Appendix 1 hereto. If the Grantee wishes to change the land purpose or the land use requirements, it shall submit an application therefor. If the application is approved by the Grantor and the authorities for urban planning, the parties hereto shall enter into a modification agreement or a new land user granting contract, adjust the land price and go through modification registration formalities.

23.	Beijing municipal government reserves the power to decide on the urban planning design toward the parcel of land. Buildings already existing on the parcel of land may be without being affected by any change in the land use planning. However, in the case of reconstruction during the term of the land user hereunder or the Grantee’s applying for a renewal upon the expiration of the term, the then current planning must be carried out. The government shall not be liable for any effect caused by any such change in the planning on the Grantee.

24.	The disposition of the existing facilities in the plot shall be subject to the consent of the competent authorities concerned. For the construction of any infrastructure (such as roads, water supply, power supply, gas supply, heating, communication, and sewage discharge facilities) involved outside the plot, the Grantee shall entrust various competent authorities with the construction plans, which shall be subject to the comprehensive confirmation by the authorities for urban planning.

25.	The Grantee shall go through the application formalities for the connections of water, power, gas, heating, communication, sewage discharge and other pipes and lines in the plot to the main pipes and lines outside the plot and pay relevant expenses therefor.

26.	The Grantee or the construction entity entrusted by the Grantee shall in a timely manner repair any sewer, water course, cable, any other pipe or line or any building in the neighboring area that has been damaged by it during its construction or build new one and bear all expenses therefor.

27.	During the term of the land user, the Grantee shall properly protect the municipal facilities in the plot and those connected thereto from any damage, or it shall bear all expenses required for repairing.

Chapter VIII Requirements for Urban Construction Administration

28.	In using the plot and conducting the construction, the Grantee shall comply with the laws and regulations of the state and Beijing Municipality concerning the landscape, general appearance of the city, sanitation, environmental protection, fire control and transportation.

29.	The Grantee shall ensure that the government administrative officers, public security officers, firemen, rescuers and their machines and vehicles may enter the plot without a hitch. The Grantee shall allow the pipes and lines laid with the approval of the government for public utilities to enter, go out of or pass through the green belts and other areas in the parcel of land hereunder.

30.	During the term of the land user, the Grantor is entitled to supervise the Grantee’s use of the parcel of land. The Grantee may not refuse or hinder such supervision.

31.	Without prior approval, the Grantee may not for any reason occupy (including stacking objects or equipment on) any area outside the red lines. Any such occupation shall be treated as illegal occupation of land.

Chapter IX Termination of the Land User

32.	If the Grantee wishes to continue its use of the plot after the expiration of the term of the land user hereunder, it shall apply for a renewal of this Contract at least one year before the expiration; if the Grantee does not apply for a renewal or the application is not approved, the Grantor shall regain the land user without compensation immediately after the expiration of the term of the land user hereunder.

33.	The land user hereunder shall terminate upon the expiration of the term of the land user hereunder, if the Grantee has not applied for a renewal or the application is not approved, or upon early regaining according to law or due to the loss of the plot. The formalities for the termination shall be handled in accordance with the then current relevant provisions of the state and Beijing Municipality.

Chapter X Legal Liabilities

34.	If the Grantee fails to pay the land price in accordance with Articles 9 and 10 hereof, it shall pay the Grantor a default penalty at 0.021% of the money in arrears for each day in arrears; if the Grantee has delayed in payment for a period more than 60 days, the Grantor is entitled to dissolve the Contract without refunding the performance bond and may claim damages from the Grantee.

35.	If the Grantor fails to provide the land user in accordance with this Contract, it shall refund the performance bond to the Grantee, and the Grantee is entitled to dissolve the Contract and claim damages from the Grantor.

36.	This Contract shall be governed by and construed in accordance with the laws of China.

37.	Each party shall perform its obligations hereunder, and comply with the relevant laws and regulations of the state and Beijing Municipality. Any dispute arising from or in connection with this Contract shall be settled through consultations; if it cannot be settled through consultations, each party may bring a lawsuit in the competent peoples’ court.

Chapter XI Force Majeure

38.	Neither party shall be liable for its nonperformance in whole or in part as a result of any force majeure event, provided that the affected party shall take all possible measures necessary to mitigate the damages caused by the force majeure event.

39.	The party affected by a force majeure event shall give written notice (letter, telegraph, telex or fax) of the event to the other party within 3 days from the event end date, and, within 10 days from the event end date, provide to the other party a report stating reasons for nonperformance in whole or in part.

Chapter XII Supplementary Provisions

40.	This Contract shall become effective immediately after it has been signed and sealed by the legal or authorized representatives of the parties.

41.	Matters not covered herein shall be governed by a separate agreement by and between the parties, which shall be an appendix hereto.

42.	The appendixes and attached drawings hereto are integral parts of the Contract and have the same legal force and effect as the text of the Contract.

43.	There are two originals of this Contract. Each party shall hold one original. There are three copies of this Contract. The parties and the authorities for housing and land administration of the district where the plot is located shall each hold one copy. The two originals and three copies shall have the same legal force and effect.

44.	The power to interpret this Contract is vested in Beijing Municipal Administration of State Land, Resources and Housing.

The Grantor: Beijing Municipal Administration of State Land, Resources and Housing (seal)

Legal (or authorized) representative:

Date: July 27, 2003

The Grantee: Beijing Economic Development & Investment Corporation (seal)

Legal (or authorized) representative:

Date: July 27, 2003

Appendix 1: Land Use and Planning Requirements

1.	Planned purpose of the plot: public facilities

2.	Planned land coverage: 2920 sqms

Building covering area: 2920 sqms

Total planned building area: 4902.42 sqms

Aboveground building area: 4093.83 sqms

Underground building area: 808.59 sqms

3.	Area of the parcel of land granted: 2920 sqms

Total building area granted: 4902.42 sqms

Aboveground building area: 4093.83 sqms

Underground building area: 808.59 sqms

4.	Floor area ratio: (as fixed in the approved plan)

5.	Height of buildings: (as fixed in the approved plan)

6.	Building setback requirements: (as fixed in the approved plan)

7.	Distance between buildings: (as fixed in the approved plan)

8.	Green coverage ratio: (as fixed in the approved plan)

9.	Architecture art: (as fixed in the approved plan)

10.	Exit and entrance locations: (as fixed in the approved plan)

11.	Requirements for parking area construction: (as fixed in the approved plan)

12.	Ground height: (as fixed in the approved plan)

The Plot Plan

规划位置示意图
小区所在地
绿地
锅炉房
E
D
C
B
A
H
I
幼儿园
中心绿地
32200
15000
14000
27600
18120
18145
X=313636500
Y=501498642
X=313551939
Y=501451240
X=313790443
Y=501406741
注：
健翔园F座
±0.000 = 绝对标高 47.4
健翔园住宅总平面图
1:1000
中京工程设计软件技术公司
健翔园
综合服务
总平面图
1:1000
2001.5

Annex 2

Approval for the Use of Plot A Immediately

Next to the Cuneiform Greenbelt Along

Jingchang Highway and the Plot Plan Thereto

Beijing Municipal Commission of Urban Planning

Shi Gui Fa No. 711 [2004]

Official Reply Concerning the Urban Design Plan for the

Cuneiform Greenbelt Along Jingchang Highway

The People’s Government of Dongsheng Township:

Having considered in conjunction with the Municipal Landscape Bureau, Municipal Institute of City Planning and Design and the relevant department of the People’s Government of Haidian District, and obtained the approval in principle of the Municipal Government for, the Urban Design for the Cuneiform Greenbelt Along Jingchang Highway prepared by Beijing University of Civil Engineering and Architecture entrusted by you, this Commission hereby give an official reply as follows:

As one of the seven urban radiation greenbelts, the cuneiform greenbelt along Jingchang Highway is a planned urban greenbelt along Jingchang Highway and Xiaoyue River, the total length of which is approximately 10 kms, from Bei San Huan Madianqiao in the south to Qinghe Xisanqi Roundabout in the north. The total area of this planned cuneiform greenbelt is approximately 229 hectares, of which 146 hectares are currently covered by buildings, 83 hectares are greenbelts and water bodies; the building area of the existing buildings is approximately 710,000 sqms, of which the area of single-story houses is 610,000 sqms and the area of storied buildings is 100,000 sqms. The total number of residents there is 2702, of which, 1275 households live in the single-story houses, and in which, the number of mobile residents is three times that of local residents.

According to the Detailed Control Planning for Beijing Urban Central Areas, the planned total area of this cuneiform greenbelt is 229 hectares, of which, the area of the planned greenbelt and water body is 200 hectares, the area of land for construction is 16 hectares, and the remaining area shall be used for roads. The planned building area is approximately 250,000 sqms.

In the Urban Design Plan for the Cuneiform Greenbelt Along Jingchang Highway prepared in the light of the relevant policies of the local government, the planned total area of the cuneiform greenbelt is approximately 229 hectares, of which, the planned greenbelt and water body approximately cover 165 hectares, i.e. 72% of the total area (21 hectares less than the original planed area). The reduced greenbelt area shall be made up in principle in the neighborhood within the administrative area of Dongsheng Township. The planned area for construction is 64 hectares (including the area of 13 hectares for roads), representing 28% of the total area. The area for construction shall set back 100 meters from the west red line of Jingchang Highway and 30 meters from the east line of the planned water course of Xiaoyue River. The planned total building area is approximately 530,000 sqms, of which 430,000 sqms are planned to be newly built and 100,000 sqms are the area of the existing storied buildings to be retained. The height of the planned buildings shall generally not exceed 18 meters.

We agree to the Plan and the incorporation of the peripheral Plots A, B, C and D (12 hectares of the total area) into the overall greenbelt plan, which shall be implemented in strict accordance with the relevant land laws and regulations of the state and the current relevant land regulations and policies of the State Council and Beijing Municipal Government. In the implementation, the principle of greening-up before development shall be followed and the planned urban greening-up shall be ensured.

Those are the official reply.

Appendix:	Urban Design Plan for the Cuneiform Greenbelt Along Jingchang Highway

Beijing Municipal Commission of Urban Planning (seal)

June 3, 2004

Appendix:	Urban Design Plan for the Cuneiform Greenbelt Along Jingchang Highway

京昌路楔形绿地
城市设计

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西三旗桥
京昌高速公路
北—4
公交站场

地块名称	北—4
用地性质	公建用地
用地面积	8.39ha
容积率	1.0
建筑密度	30%
建筑高度	18M
绿地率	30%

平面意向图